Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3ASR No. 333-279061-01) of Oklahoma Gas and Electric Company and in the related Prospectus of our reports dated February 17, 2026, with respect to the financial statements and schedule of Oklahoma Gas and Electric Company, and the effectiveness of internal control over financial reporting of Oklahoma Gas and Electric Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma

February 17, 2026